UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 11, 2016

CARDINAL RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Nevada	0-54360	47-1579622
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

201 Penn Center Blvd. Suite 401
Pittsburgh, PA 15235
 (Address of principal executive offices) (Zip Code)

(412) 374-0989
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                          Entry into a Material Definitive Agreement.

The information provided in Item 3.02 is hereby incorporated by reference.

Item 3.02                          Unregistered Sales of Equity Securities.

On December 10, 2015, Cardinal Resources, Inc. (the "Company," "we" or "us") entered into a Securities Purchase Agreement (the "SPA") with Hangzhou Sky Valley Water Technology Co., Ltd., (HSVW) a water technology company based in Suzhou, China, Jiangsu province (the "Purchaser").  The SPA provides for the issuance of shares of common stock, $.001 par value per share, equal to up to 51% of our issued and outstanding shares of common stock as of the closing of the transaction in consideration of aggregate gross proceeds of $7,500,000 to be provided in two tranches.

The description of the SPA set forth above was filed as an attachment to the Company's 8K filed on December 16, 2015.  There have been no changes in the terms of the SPA.  The closing had been extended to March 11, 2016.

The Company has determined that the necessary actions and steps have been taken by HSVW with the China State Administration of Foreign Exchange (SAFE) and final arrangements for the transfer of the first tranche of $3.75 million USD are underway.  The formal close will occur once the funds are verified in the Company's commercial account in the coming days and the stock will then be transferred to HSVW in accordance with the SPA.  With the closing development of the Joint Venture agreement and other tranche 2 milestones are commencing.  Tranche 2 will close after a number of milestones outlined in the SPA are completed.  Closing for tranche 2 is performance based.

HSVW is also continuing to fund the services agreement with the Cardinal Resources.  The work and payments on this contract are paid in advance cash transactions that do not directly impact the SPA and do not involve the IP or stock of the Company.  The assembly of the first HSVW system (produced in the USA) will be completed, and HSVW has verbally placed the order for the follow on system to be produced in the USA.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cardinal Resources, Inc.

Date: March 11, 2016	By: /s/ Kevin Jones
Kevin Jones
Chief Executive Officer